Exhibit 99.1

iBio Reports Fiscal Third Quarter 2024 Financial Results and Provides Corporate Update

•   Strengthened cash position with investment by healthcare specialist investors

•   Expanding into cardio-metabolic space through AstralBio collaboration

BRYAN, Texas and SAN DIEGO, May 13, 2024 (GLOBE NEWSWIRE) -- iBio, Inc. (NYSEA:IBIO) (“iBio” or the “Company”), an AI-driven innovator of precision antibody immunotherapies, today reported financial results for the third quarter ended March 31, 2024 and provided a corporate update.

“In our third fiscal quarter, we continued to advance toward our goal of becoming a leading antibody discovery company with a differentiated machine-learning platform,” said Dr. Martin Brenner, CEO and Chief Scientific Officer.  “Along with our recent equity financing, we secured a transformative partnership with AstralBio to discover and develop novel antibodies to treat obesity and other cardiometabolic diseases, with a lead program focused on targeting the transforming growth factor beta (TGFb) superfamily for treating muscle wasting and obesity. Our enhanced financial position has permitted us to accelerate the AstralBio collaboration, and we’ve already begun recruiting for key positions to support the process of identifying new molecules that are expected to simultaneously expand and diversify our pipeline. We believe we are well-positioned to advance our internal pipeline priorities in immuno-oncology and cardiometabolics, and drive partnerships in new therapeutic areas.”

Fiscal Third Quarter 2024 & Recent Corporate Updates:

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Entered into a securities purchase agreement for a fully subscribed private investment in public equity (“PIPE”) financing with several institutional investors and an accredited investor in March, and consummated the financing in April for gross proceeds of approximately $15.0M before deducting placement agent fees and offering expenses.

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Entered into a collaboration with AstralBio, Inc. to provide an exclusive license in the cardiometabolic and obesity space. iBio will develop four targets of interest, with the Company having the rights to license up to three of these targets prior to entering the clinic.

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In February, iBio closed the sale of its early-stage PD-1 asset to Otsuka Pharmaceutical Co., Ltd. (“Otsuka”) for $1M in upfront cash with contingent downstream payments of up to $52.5M, a pivotal moment that showcased the power of iBio’s platform to discover best-in-class assets.

•	Strengthened iBio’s cash position after previously issued warrants were exercised for proceeds of approximately $4.3M.
•	Appointed iBio’s CEO and Chief Scientific Officer, Dr. Martin Brenner, to the Board of Directors, effective June 1, 2024.
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Presented data on the company’s technology stack, demonstrating how its machine learning (ML)-driven epitope steering and mammalian-display antibody libraries efficiently discover diverse T-cell engager arms tuned for potency, toxicity, developability, and cyno cross-reactivity at the 24th annual PepTalk conference.

Fiscal Third Quarter 2024 Financial Results:

•	No revenue was reported for the third quarter ended March 31, 2024.
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R&D and G&A expenses for the third quarter of fiscal 2024 decreased approximately 66% and 23%, respectively, over the comparable period in fiscal 2023, reflecting the Company’s cash preservation strategy and focus on collaboration partnerships. Net loss from continuing operations for the third quarter ended March 31, 2024, was approximately $2.6 million, or $0.71 per share, compared to a net loss of approximately $6.3 million, or $9.53 per share, in the same period of 2023.

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Cash, cash equivalents and restricted cash as of March 31, 2024 was approximately $6.4 million, inclusive of $1.1 million of restricted cash. On April 1, 2024, iBio received net proceeds of approximately $14.1 million after consummation of the PIPE financing. As of today’s filing, the Company has approximately $17.9 million in cash, cash equivalents and restricted cash.

About iBio, Inc.

iBio is an AI-driven innovator that develops next-generation biopharmaceuticals using computational biology and 3D-modeling of subdominant and conformational epitopes, prospectively enabling the discovery of new antibody treatments for hard to target cancers, and other diseases. iBio’s mission is to decrease drug failures, shorten drug development timelines, and open up new frontiers against the most promising targets. For more information, visit www.ibioinc.com.

Safe Harbor Statement

Any statements contained in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include statements regarding continuing to advance toward iBio’s goal of becoming a leading antibody discovery company with a differentiated machine-learning platform, discovering and developing novel antibodies to treat obesity and other cardiometabolic diseases, with a lead program focused on targeting the transforming growth factor beta (TGFb) superfamily for treating muscle wasting and obesity, the potential identification of new molecules that simultaneously expand and diversify the  pipeline and being well-positioned to advance iBio’s internal pipeline priorities in immuno-oncology and cardiometabolics, and drive partnerships in new therapeutic areas,. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including iBio’s ability to advance its goal of becoming a leading antibody discovery company with a differentiated machine-learning platform in the third quarter, discovering and developing novel antibodies to treat obesity and other cardiometabolic diseases, the ability to identify new molecules that simultaneously expand and diversify the pipeline, the ability to advance iBio’s internal pipeline priorities in immuno-oncology and cardiometabolics, and drive partnerships in new therapeutic areas, the ability to finance when needed and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2023, and the Company’s subsequent filings with the SEC, including subsequent periodic reports on Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statements contained in this press release speak only as of the date hereof and, except as required by federal securities laws, iBio, Inc.  specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contacts:

iBio, Inc.
Investor Relations
ir@ibioinc.com

Susan Thomas
iBio, Inc.
Media Relations
susan.thomas@ibioinc.com